                       METLIFE INVESTORS INSURANCE COMPANY

                            [13045 Tesson Ferry Road
                              St. Louis, MO 63128]

                   QUALIFIED DISTRIBUTION PROGRAM ENDORSEMENT


This Endorsement is part of the Contract to which is attached and is effective as of the "Effective Date". For purposes of this Endorsement, the term "Effective Date" is defined to mean the date this Endorsement is issued and made an effective part of your Contract. The Effective Date must be on the Issue Date or a Contract Anniversary. In case of a conflict with any provisions of the Contract including the Guaranteed Minimum Income Benefit Rider - Living Benefit and/or the Guaranteed Minimum Death Benefit (GMDB) Rider ("the Riders"), the provisions of this Endorsement will control.

This Endorsement amends the Guaranteed Minimum Income Benefit Rider - Living Benefit and/or the Guaranteed Minimum Death Benefit (GMDB) Rider to the Contract as follows:

1.   THE FOLLOWING IS ADDED TO DEFINITIONS SECTION OF THE RIDERS:

QUALIFIED           For purposes of this  Endorsement,  Your Contract shall be a
DISTRIBUTION        Qualified Distribution Program if the Contract is subject to
PROGRAM:            the  requirements  of  Section  401(a)(9)  of  the  Internal
                    Revenue Code of 1986,  as may be  subsequently  amended (the
                    "Code")  and the  regulations  thereunder  or is owned by an individual retirement account that meets the requirements of
                    Section  408(a)  of the  Code or by a plan  qualified  under
                    Sections  401(a) or 403(a) of the Code where the  individual retirement account or plan is subject to the requirements of
                    Section   401(a)(9)   of  the  Code   and  the   regulations
                    thereunder.

AUTOMATED           For purposes of this  Endorsement,  the  Automated  Required
REQUIRED MINIMUM    Minimum  Distribution Service Amount is the amount withdrawn
DISTRIBUTION        from your Contract automatically during the current Contract
SERVICE AMOUNT:     Year when you enroll in our automatic  distribution  service to satisfy the  required  minimum  distribution  rules under
                    Section   401(a)(9)   of  the  Code   and  the   regulations
                    thereunder.  Our automatic minimum  distribution  service is based on  information  relating to this  Contract  only.  We
                    ignore  all  other  account   balances  from  other  funding
                    vehicles.  Withdrawals from the Contract intended to satisfy
                    Section 72(t) of the Code or made from other non-qualified or Roth IRA contracts are not considered in the calculation.

REQUIRED MINIMUM    For  purposes  of this  Endorsement,  the  Required  Minimum
DISTRIBUTION        Distribution  Amount  is the  greater  of the  previous  and
AMOUNT:             current  calendar  year's  required   minimum   distribution
                    amounts   for  the   Qualified   Distribution   Program  and
                    calculated by us under Section 401(a)(9) of the Code and the regulations thereunder. The Required Minimum Distribution
                    Amount relates solely to this Contract and without regard to minimum required distributions for any other funding vehicle or the amount determined by our automatic distribution service. Withdrawals from the Contract intended to satisfy
                    Section 72(t) of the Code or made from other non-qualified or Roth IRA contracts are not considered to be Required
                    Minimum Distribution Amounts.

SYSTEMATIC          For  purposes  of  the  Endorsement,   this  is  the  amount
WITHDRAWAL          withdrawn during the Contract Year under a Company sponsored
AMOUNT:             optional systematic  withdrawal program, if any, where total
                    withdrawals   under   the   Company   sponsored   systematic
                    withdrawal  program  in the  Contract  Year do not exceed an amount equal to the Annual  Increase  Amount on the previous
                    Contract  Anniversary  multiplied  by the  Dollar-for-Dollar
                    Withdrawal  Percentage  shown on the Contract  Schedule.  If total  withdrawals  from the  Company  sponsored  systematic withdrawal  program  during  the  Contract  Year  exceed the
                    Annual Increase Amount on the previous Contract  Anniversary multiplied by the  Dollar-for-Dollar  Withdrawal  Percentage
                    shown  on  the  Contract   Schedule,   then  the  Systematic
                    Withdrawal Amount under this Endorsement will be zero.

2. THE FOLLOWING IS ADDED AT THE END OF THE INCOME BASE AND /OR DEATH BENEFIT SECTION OF THE RIDERS:

If Your Contract is a Qualified Distribution Program, then on each Contract Anniversary, after the calculation of the Income Base and/or Death Benefit Base as described in Your Contract, an adjustment will be made to the Annual Increase Amount and the Withdrawal Adjustment in the event the following conditions are satisfied. This adjustment will be made prior to the Rider Charge being determined and prior to any Optional Step-Up, and will be determined as follows:

MLI-RMD (7/10)-E                       1

If all partial withdrawals in a Contract Year are payable to the Owner (or Annuitant if the Owner is a non-natural person) or other payees that we agree to in writing and if total partial withdrawals in a Contract Year do not exceed the greater of:

1. The Automated Required Minimum Distribution Amount as defined plus the Systematic Withdrawal Amount as defined (if any),

2.   The Required Minimum Distribution Amount as defined, or

3. The Annual Increase Amount on the previous Contract Anniversary multiplied by the Dollar-for-Dollar Withdrawal Percentage shown on the Contract Schedule,

then the Annual Increase Amount and the Withdrawal Adjustment will be recalculated using an adjusted Annual Increase Accumulation Rate and an adjusted Dollar-for-Dollar Withdrawal Percentage. The adjusted Annual Increase Accumulation Rate and adjusted Dollar-for-Dollar Withdrawal Percentage will each be equal to the greater of:

1. The sum of the Automated Required Minimum Distribution Amount plus the Systematic Withdrawal Amount if any, divided by the Annual Increase Amount on the previous Contract Anniversary,

2. The Required Minimum Distribution Amount divided by the Annual Increase Amount on the previous Contract Anniversary, or

3.   The Annual Increase Rate shown on the Contract Schedule.

Except as otherwise amended hereby, the terms and conditions of the Riders shall remain in full force and effect.

MetLife Investors Insurance Company has caused this Endorsement to be signed by its [Secretary].

                                             METLIFE INVESTORS INSURANCE COMPANY

                                             [
                                             /s/ Richard C. Pearson

                                             SECRETARY]

MLI-RMD (7/10)-E                       2